Exhibit 4.8

CONSENT OF MATHIEU SAVARD

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2011 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I, Mathieu Savard, staff member of the Company, participated, in the preparation of “Technical Report and Recommendations, Summer-Fall 2010 Exploration Program, Lac Pau Project, Quebec, March 2011” (the “Technical Study”) concerning mineralized material in the Lac Pau property for the Company.   Portions of the Technical Study are summarized under the heading “Item III– Description of the Business – 3.3.4 Geological Setting, 3.3.5 Exploration Work and Drilling, and 3.3.6 Mineralization”  in the Annual Information Form of the Company for the year ended February 28, 2011 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference therein).  I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ Mathieu Savard

Name:  Mathieu Savard, B.Sc.

May16, 2011